EXHIBIT 10.16

[*] = CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

DEVELOPMENT AND SUPPLY AGREEMENT

This Agreement is entered into this 28th day of December, 2001, by and between Abbott Laboratories, an Illinois corporation having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (“Abbott”), and InterMune, Inc. a Delaware corporation, having a principal place of business at 3280 Bayshore Boulevard, Brisbane, CA 94005 (“InterMune”).

WHEREAS, InterMune is the owner of certain technology and patent rights regarding the compound Oritavancin, which is used as a drug for a broad range of resistant gram-positive bacterial infections;

WHEREAS, InterMune will file for approval with the United States Food and Drug Administration (and its foreign equivalents), a New Drug Application (and its foreign equivalents), for certain formulations containing Bulk Drug Substance, as defined below;

WHEREAS, InterMune has certain process information relating to the synthesis of Bulk Drug Substance and desires to have Abbott evaluate such information and to scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance to Abbott facilities;

WHEREAS, Abbott possesses process engineering capabilities and operates process development facilities, which include small scale Bulk Drug Substance and a pilot plant, as well as large scale facilities for the Bulk Drug Substance of commercial quantities of certain Bulk Drug Substances;

WHEREAS, Abbott desires to evaluate InterMune process information and scale-up and adapt the current manufacturing process for the preparation of Bulk Drug Substance to Abbott facilities; and

WHEREAS, Abbott desires to manufacture for InterMune developmental, clinical and commercial quantities of Bulk Drug Substance and InterMune desires to purchase from Abbott such quantities.

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

1.1 “Abbott Know-How” means all non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in Abbott Patent Rights, as defined below, covering [*] that is owned by Abbott, or licensed to Abbott, with the right to sublicense, as of the Effective Date, as defined below, or generated or acquired by Abbott during the term of this Agreement.

1.2 “Abbott Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by Abbott, or licensed by Abbott, with the right to sublicense, claiming [*].

1.3 “Affiliate” of a party hereto means any entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable ownership interest for an entity other than a corporation).

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1.4 “Bulk Drug Substance” means the bulk form of Oritavancin [*], as more fully described in Exhibit A.

1.5 “Bulk Drug Substance Specifications” means the written specifications for Bulk Drug Substance set forth in Exhibit B and as they will be further defined in the scope of this Project and as modified from time to time pursuant to Section 7.3.

1.6 “cGMP” means the FDA’s current good manufacturing practices, as specified in the Code of Federal Regulations and FDA’s guidance documents, and all successor regulations and guidance documents thereto.

1.7 “CMC” means the Chemistry and Manufacturing Controls (or its foreign equivalents) filed with the FDA in support of the Bulk Drug Substance NDA.

1.8 “Confidential Information” means all information, including, but not limited to, InterMune Know-How and Abbott Know-How disclosed pursuant to this Agreement in writing (or all information disclosed orally, visually and/or in another tangible form which is summarized in writing as to its general content within thirty (30) days after original disclosure and identified as being confidential), except any portion thereof that:

(a) is known to the recipient, as evidenced by its written records before receipt thereof under this Agreement;

(b) is disclosed to the recipient without restriction after acceptance of this Agreement by a third person who has the right to make such disclosure;

(c) is or becomes part of the public domain through no fault of the recipient; or

(d) is independently developed by or for the recipient by individuals or entities who have not had access to Confidential Information, as evidenced by its written records.

1.9 “Contract Year” shall mean a period of twelve (12) consecutive months which, for the first Contract Year of this Agreement, shall commence on Launch Date and each Contract Year thereafter shall consist of twelve (12) consecutive months following the end of the preceding Contract Year.

1.10 “DMF” means the Drug Master File filed with the FDA in support of the Bulk Drug Substance NDA.

1.11 “Effective Date” means the date of the effectiveness of this Agreement, and that date shall be August 30, 2001.

1.12 “EMEA” shall mean the European Medicine Evaluation Agency, or any successor entity thereto.

1.13 “FDA” means the United States Food and Drug Administration (or its foreign equivalents), or any successor entity thereto.

1.14 “Launch Date” means the date on which the first commercial sale made in the Territory by InterMune or any InterMune co-marketer, distributor or sublicensee of drug Product derived from Bulk Drug Substance.

1.15 “NDA” means the New Drug Application (or its foreign equivalent) filed with the FDA, seeking authorization to market Bulk Drug Substance in the Territory.

1.16 “Product” means any pharmaceutical product containing Bulk Drug Substance as its active ingredient.

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1.17 “Project” means a multi-stage project to adapt the process for the manufacture of Bulk Drug Substance to support global Regulatory Filings, as mutually agreed upon by the parties and necessary to support the commercial filing for the Bulk Drug Substance.

1.18 “Proposal” means the description of the Project, as set forth in Exhibit C.

1.19 “Regulatory Filings” means the governmental filings required to obtain approval to market Bulk Drug Substance in a given country, including, but not limited to, Bulk Drug Substance registration(s) and marketing approval(s), as applicable, in each country.

1.20 “Regulatory Authorities” means the FDA, the EMEA, or any comparable national or territorial regulatory entity.

1.21 “InterMune Know-How” means all non-patented technical data, drawings, documentation, analytical and regulatory information and other information, including all improvements thereto, not included in InterMune Patent Rights, as defined below, [*] that is owned by InterMune, or licensed to InterMune, with the right to sublicense, as of the Effective Date or generated or acquired by InterMune during the term of this Agreement.

1.22 “InterMune Patent Rights” means United States and foreign patents and patent applications, including divisions, continuations, continuations-in-part, additions, renewals, extensions, re-examinations and reissues of all such patents and patent applications, all as are owned by InterMune, or licensed to InterMune, with the right to sublicense, claiming [*] and under which Abbott would need a license or sublicense to lawfully manufacture Bulk Drug Substance for InterMune under this Agreement.

1.23 “Territory” means the world.

2.	Bulk Drug Substance Development Project

Promptly after the Effective Date, Abbott shall undertake the Project. The Project shall consist of research, development, manufacturing, and regulatory activities described in the Proposal in accordance with Exhibit C. Abbott shall use its [*] in performing its research and development activities hereunder, but InterMune understands that, because the Project involves research from which the results are inherently uncertain, Abbott cannot and does not make any representation, warranty or guarantee of any kind that the Project will result in [*] Abbott shall use [*] to complete project milestones as set forth in Exhibit C in a timely manner. Failure to complete a milestone shall [*] of [*] a [*].

3.	Abbott’s Research and Development Activities

3.1 Abbott’s Activities. The objective of the Project shall be for Abbott to develop and manufacture Bulk Drug Substance and to support InterMune’s Regulatory Filings as appropriate. Therefore, Abbott shall conduct and perform what will be reasonably anticipated to achieve such objectives, including, but not limited to, the following:

(a) Sourcing raw materials for use in manufacturing Bulk Drug Substance;

(b) Performing pilot scale evaluation of InterMune’s manufacturing process;

(c) Adapting InterMune’s manufacturing process to Abbott’s equipment and systems;

(d) Developing commercial process parameters to manufacture Bulk Drug Substance in Abbott’s manufacturing facility;

(e) Preparing suitable manufacturing instructions, manufacturing controls and quality documents for inclusion in the CMC section of Regulatory Filings;

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(f) Providing appropriate Regulatory Authorities with letters of authorization referencing Abbott’s DMF and containing process validation data, batch documents and other data required to support and enable Regulatory Filings and to assist InterMune in responding to questions from Regulatory Authorities concerning the Bulk Drug Substance;

(g) Conducting material contact and cleaning validation studies, engineering and validation runs, process validation studies, and preparing process justification and validation summary reports, in a timely manner, to pass FDA pre-approval and other appropriate Regulatory Authority inspections to support manufacture of the Bulk Drug Substance in the Abbott manufacturing facility;

(h) Permitting InterMune to conduct [*] cGMP and quality assurance reviews of Abbott documentation, including review and receipt of copies of Abbott manufacturing work orders;

(i) Permitting InterMune to [*] and compounds as they relate to Bulk Drug Substance manufacture only;

(j) Providing InterMune with acceptable environmental impact statements for inclusion with Regulatory Filings, if required;

(k) Providing InterMune with appropriate pilot and commercial scale batch record manufacturing documentation for Regulatory Filings;

(l) Conducting stability testing on Bulk Drug Substance and compiling data for Regulatory Filing;

(m) Preparation for and administration of the FDA pre-approval inspection;

(n) Manufacturing development supplies, clinical supplies, stability supplies and process validation batches of Bulk Drug Substance in accordance with current cGMP’s and pursuant to protocols [*];

(o) [*] the clinical and marketed Bulk Drug Substance as agreed upon in the Proposal; and

(p) [*] Project progress reports will be provided, in addition to timely meetings, mutually agreed upon by the parties, with InterMune to communicate key activities, updates, changes, etc. to the Project.

4.	InterMune’s Research and Development Activities

4.1 InterMune’s Activities. InterMune shall conduct and perform research and development activities, including, but not limited to the following:

(a) Providing Abbott with all [*] for raw materials, in-process tests and manufacture of Bulk Drug Substance and all available reference materials;

(b) Providing Abbott with technical data on Bulk Drug Substance that includes, but is not limited to, the following: (i) material safety data sheets with environmental and safety information, and (ii) additional detailed data, if necessary, to define potential hazards and establish employee exposure levels;

(c) Providing Abbott with copies of Regulatory Filings as necessary for Abbott to obtain regulatory pre-inspection approval; and

(d) Review and approve records necessary for NDA filing as outlined in the Quality Agreement covered in section 8.3.

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5.	Payment for Abbott’s Development Efforts

5.1 Research and Development Fee. To reimburse Abbott for its participation in the Project, InterMune shall pay Abbott a [*] research and development fee [*]. The research and development fee (“Fee”) shall be paid to Abbott as follows:

(a) [*] immediately upon agreement of technology transfer and receipt of Abbott’s invoice for the amount due. This fee represents [*].

(b) The remainder of the Fee will be invoiced and paid according to the annual payment schedule in Exhibit C. Installments shall be paid within [*] of the receipt of each [*] Abbott invoice for the amount due. Invoices shall accompany [*] from the previous [*].

5.2 Changes in Project Scope. If changes occur in the Project scope [*] Abbott shall provide InterMune with a new or revised test protocol with estimates for such work. If InterMune approves such fees and protocol, Abbott shall perform such work and InterMune shall pay Abbott for such work within [*] of completion of such work. Reimbursement for such additional work shall be at the rate of [*].

5.3 Additional Costs. InterMune shall pay Abbott for its [*] pre-approved by InterMune associated with any FDA filing [*] by Abbott requested by InterMune. InterMune also shall pay Abbott’s [*] pre-approved by InterMune for any work requested by InterMune to produce and assemble documentation for Bulk Drug Substance registrations outside the United States.

6.	Pilot Scale and Clinical Supplies

6.1 Pilot Scale/Clinical Supplies. Abbott shall provide to InterMune pilot/clinical scale supplies consisting of approximately [*] of Bulk Drug Substance totaling no less than [*] that meet the mutually defined Bulk Drug Substance specifications. InterMune shall notify Abbott of any alteration of the Pilot Scale/Clinical Supplies and Bulk Drug Substance amount.

6.2 Validation Supplies. Abbott shall provide to InterMune validation supplies consisting of [*] of Bulk Drug Substance totaling no less than [*] that meet the mutually defined Bulk Drug Substance specifications. InterMune shall notify Abbott of any alteration of the validation schedule and Bulk Drug Substance amount.

6.3 Revisions to Schedule. InterMune and Abbott currently anticipate that pilot scale/clinical development and validation supplies shall be delivered in accordance with the schedule included in the Proposal. In the event that InterMune communicates to Abbott a need to change such schedule, InterMune and Abbott shall then develop jointly and agree mutually to a revised pilot scale and clinical development schedule. In the event that there is a change in the pilot scale and clinical development schedule that has not been communicated by InterMune to Abbott [*] the parties shall mutually agree to [*] such schedule.

7.	Manufacture and Commercial Supply of Bulk Drug Substance

7.1 Purchase and Sale of Bulk Drug Substance. Pursuant to the terms and conditions of Section 7.1 and for the duration of this Agreement, Abbott shall manufacture, sell and deliver Bulk Drug Substance exclusively to InterMune, and InterMune shall purchase [*] in the Territory [*] from Abbott. In the event that Abbott cannot deliver sufficient Bulk Drug Substance to meet InterMune’s needs, InterMune shall have the right to [*] manufacture, sell and deliver such undelivered amounts of Bulk Drug Substance to InterMune [*] and Abbott shall provide such reasonable support [*] as requested by InterMune to assist in such technology transfer solely for purposes of this Section. Abbott shall manufacture Bulk Drug Substance in accordance with the Bulk Drug Substance Specifications that

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the parties shall mutually develop. As provided in Section 7.3, the parties may alter from time to time the Bulk Drug Substance Specifications by written agreement without amending this Agreement.

7.2 [*] During the term of this Agreement and including the term of all extensions [*] InterMune covenants to [*] of Bulk Drug Substance [*] If InterMune does not [*] during the [*] shall [*] by any [*] within [*] after the termination of the Agreement pursuant to Section 12.1. Such [*] shall be calculated by taking the [*] The [*] assigned to any such [*] shall be the [*] of Bulk Drug Substance [*] by InterMune as evidenced by InterMune’s [*] by Abbott. Abbott may agree, [*] to [*] such [*] Notwithstanding the first four sentences of this Section 7.2, if at any time [*] InterMune notifies Abbott of [*] the [*] shall be [*] Bulk Drug Substance. Notwithstanding the first four sentences of this Section 7.2, if at any time after the [*] InterMune notifies Abbott of [*] the [*] shall be [*] Bulk Drug Substance. Should it become at any time [*] the manufacturing capacity at Abbott [*] Bulk Drug Substance for any [*] forecast [*] Abbott will notify InterMune in writing [*] in advance.

7.3 Modification of Bulk Drug Substance Specifications. If the Bulk Drug Substance Specifications are modified by InterMune hereunder or the Bulk Drug Substance Specifications must be modified by requirement of the FDA or other regulatory agency, or a process change would be required under the CMC, or other applicable governmental application, and such modification or process change [*] Bulk Drug Substance, Abbott shall [*] for either the current or future stage of development or Bulk Drug Substance that [*] Abbott and InterMune shall [*] of such change. In the event the parties are unable to agree on such [*] Abbott may (i) [*] or (ii) [*] If such modification results in the requirement to reprocess and/or retest previously manufactured and otherwise acceptable Bulk Drug Substance, any additional costs incurred by Abbott in such reprocessing and/or retesting shall be paid by InterMune upon submission by Abbott of documentation and justification of such costs.

7.4 Modification of Bulk Drug Substance Process. Process changes by Abbott that affect InterMune’s Bulk Drug Substance DMF or CMC shall not occur without prior written permission of InterMune.

8.	Manufacture of Bulk Drug Substance

8.1 Bulk Drug Substance Title and Shipment. Any Bulk Drug Substance manufactured by Abbott pursuant to this Agreement shall be shipped [*]. Title and risk of loss shall pass to InterMune [*] of Bulk Drug Substance to [*]. Shipment shall be via a carrier designated by InterMune.

8.2 Bulk Drug Substance Storage. InterMune shall pay Abbott at a rate of [*] for any Bulk Drug Substance storage costs incurred by Abbott [*] after manufacture and release, provided that such Bulk Drug Substance was forecasted by InterMune. In the event that InterMune enters into a separate agreement with Abbott for the fill and finish of Product, Bulk Drug Substance will be stored [*].

8.3 Quality Control. Abbott shall apply its quality control procedures and in-plant quality control checks on the manufacture of Bulk Drug Substance for InterMune in the same manner as Abbott applies such procedures and checks to bulk drug substance of similar nature manufactured for sale by Abbott. Abbott will test and release Bulk Drug Substance to InterMune in accordance with the Bulk Drug Substance Specifications described in Exhibit B. In addition, Abbott will issue a certificate of GMP compliance for Bulk Drug Substance manufactured under GMP for InterMune.

(a) Stability Studies. Abbott shall conduct adequate and necessary stability studies for FDA requirements and [*] stability studies required by EMEA regulations for InterMune on pilot plant stability and commercial scale validation Bulk Drug Substance that is manufactured pursuant to this Agreement. Such stability studies shall be conducted per the stability protocol approved by InterMune and Abbott and included in Abbott’s Bulk Drug Substance DMF. The cost of conducting such stability studies is included in the Proposal, as set forth in Exhibit C.

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(b) Quality Assurance. Within [*] after the date of the signing of this Agreement, representatives of the parties’ Quality Assurance departments shall meet to develop and approve a quality agreement (“Quality Agreement”) outlining the responsibilities and key contacts for quality and compliance related issues. Items to be included in the Quality Agreement include, but are not limited to recalls, annual product reviews, returned goods, regulatory audits, compliance with cGMP, compliance with such other quality related concerns deemed appropriate.

8.4 Audits. Upon Abbott’s written approval, which approval shall not be unreasonably withheld, InterMune, shall have the right, [*] prior written notice to Abbott, to conduct during normal business hours a quality assurance audit and inspection of Abbott’s records and Bulk Drug Substance facilities relating to the manufacture of Bulk Drug Substance, and to perform follow-up audits as reasonably necessary. Such audits and inspections may be conducted [*] prior to Bulk Drug Substance production of the first commercial Bulk Drug Substance order placed by InterMune and thereafter [*] each calendar year. The duration of such audits shall not exceed [*] and such audits shall be performed by no more than [*], unless InterMune reasonably believes that a longer audit or additional personnel are necessary and provides its reasons for such belief to Abbott in writing. If InterMune wishes to perform audits more often than [*] per year or over a period in excess of [*], InterMune shall [*]. Notwithstanding the foregoing, in the event that InterMune requires an audit due to quality issues that arise during any Contract Year, InterMune shall be entitled to [*]. If more than [*] perform the audit, InterMune shall [*].

Visits by InterMune to Abbott’s Bulk Drug Substance facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to third persons, including but not limited to the FDA and any other Regulatory Authority, unless required by law and upon prior written notice to Abbott.

If InterMune utilizes auditors that [*] each of such auditors shall execute a non-disclosure agreement with confidentiality terms at least as stringent as those set forth herein.

Abbott shall be responsible for inspections of its North Chicago manufacturing facility by FDA or an equivalent Regulatory Authority and shall notify InterMune if such inspections are [*] to the manufacture of InterMune’s Bulk Drug Substance. InterMune may be present for any such audit.

8.5 Price and Payment Terms for Commercial Quantities of Bulk Drug Substance.

(a) Price. For the first [*] Contract Years following the Launch Date Abbott shall sell to InterMune Bulk Drug Substance at a rate of [*]. Thereafter commencing with the [*] Contract Year following the Launch Date, [*] of Bulk Drug Substance sold to InterMune by [*] per Contract Year based on expected yield improvements and cost savings from production experience and optimization of conditions identified during process development and validation. Additionally, Abbott shall provide [*] an [*] of Bulk Drug Substance sold to InterMune for each [*] that InterMune purchases per Contract Year [*]. A numerical example of the manner in which the calculation will be made is attached hereto as Exhibit D. Notwithstanding the foregoing, at no time during the term of this Agreement shall the price of Bulk Drug Substance sold to InterMune be [*] Abbott’s [*]. Any [*] shall be based on [*]. Upon reasonable notice to Abbott, InterMune shall have the right to have an independent certified public accountant selected by InterMune and acceptable to Abbott, examine Abbott’s records during normal business hours to confirm payments made hereunder. Such audit shall not take place more frequently than [*] per year and shall not cover records for more than [*] preceding years. InterMune will bear the full cost of such audit unless such audit discloses a variance of more than [*] from the amount of the applicable payment owed. In such case,

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Abbott will bear the full cost of such audit. All information obtained during and resulting from such audits conducted shall be kept confidential according to Section 11.

(b) Payment. InterMune shall make payment [*] from the date of receipt of Abbott’s invoice. All payments due under this Agreement shall be paid in U.S. Dollars by wire transfer or by such other means agreed upon by the parties, in each case at the expense of the payor, for value no later than the due date thereof (with twenty-four 24 hours advance notice of each wire transfer) to the following bank account or such other bank accounts as the payee shall designate in writing within a reasonable period of time prior to such due date:

Account Name:	[*]
Account Number:	[*]
Bank:	[*]
[*]
ABA Number:	[*]

(c) Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Bulk Drug Substance sold pursuant to this Agreement shall be paid by InterMune.

8.6 Non-Standard Equipment or Additional Capacity. If additional non-standard or specialized equipment is required to manufacture Bulk Drug Substance for InterMune, InterMune shall pay the cost of such equipment, subject to InterMune’s prior approval of such costs [*] Abbott shall advise InterMune of specialized equipment required and the estimated cost(s) associated with the purchase, installation and validation of such specialized equipment. As of the Effective Date, Abbott represents and warrants that there is no such specialized equipment required for [*] of Development. Such specialized equipment shall be used exclusively for manufacturing of Bulk Drug Substance hereunder or, if utilized for other products, such cost(s) shall be prorated accordingly. Abbott shall bill InterMune for the associated costs [*]. This Section 8.6 shall not apply to any replacement equipment purchased by Abbott because of obsolescense (technical or otherwise). Abbott and InterMune recognize that manufacturing process improvements and projected commercial requirements of Bulk Drug Substance are uncertain. If additional equipment or capacity is required, the parties agree to meet in good faith to discuss the [*].

9.	Orders and Forecasts

9.1 First Year Estimate. InterMune shall, within [*] after filing its NDA or its foreign equivalent for Bulk Drug Substance, provide Abbott with a [*] of InterMune’s [*] of Bulk Drug Substance to be supplied by Abbott for the first Contract Year. Abbott acknowledges that such quantities are estimates only and are nonbinding.

9.2 First Order. Abbott and InterMune shall cooperate fully in estimating and scheduling production for the first commercial order of Bulk Drug Substance to be placed by InterMune with Abbott in anticipation of regulatory approval of Bulk Drug Substance.

9.3 First Firm Order. InterMune shall place its first firm order and the required delivery date approximately [*] in advance of the anticipated Bulk Drug Substance regulatory approval date or desired Bulk Drug Substance availability date. The First Order shall be for no less than [*] and no more than [*] of the first estimate as provided in Section 9.1. At the same time, InterMune shall provide to Abbott InterMune’s estimate of its [*] requirements of Bulk Drug Substance to be supplied by Abbott for the next succeeding [*] period.

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9.4 Rolling Forecast. Thereafter, InterMune shall provide quarterly to Abbott a rolling [*] projection of requirements of Bulk Drug Substance to be supplied by Abbott, with the first [*] of such projection consisting of firm purchase orders and the required delivery date and the remaining [*] of such projection consisting of InterMune’s best estimate forecast of its Bulk Drug Substance requirements. Each updated forecast shall be for at least [*] of the most recent forecast for the same quarter and shall not exceed [*] of the most recent forecast for the same quarter. Abbott shall not be obligated to accept a forecast in excess of [*] of the most recent forecast for the same quarter; provided, however, that Abbott shall use its reasonable efforts to accommodate increased needs for Bulk Drug Substance. A failure by Abbott to accommodate such increased needs shall not constitute a breach of this Agreement.

9.5 Purchase Order Acceptance. Within [*] after receipt of InterMune’s firm purchase orders for Bulk Drug Substance, Abbott shall confirm to InterMune its acceptance of the purchase order, delivery date and quantity of Bulk Drug Substance ordered by InterMune.

9.6 Firm Order Changes. If, due to significant unforeseen circumstances, InterMune requests changes to firm orders within the [*] timeframe, Abbott shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. Abbott shall advise InterMune of the costs that may be associated with making any such change and InterMune shall be deemed to have accepted the obligation to pay Abbott for such costs if InterMune indicates to Abbott that Abbott should proceed to make the change.

9.7 Purchase Order Terms. Each purchase order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such purchase order or acknowledgment shall be applicable except those specifying Bulk Drug Substance and quantity ordered, delivery dates, special shipping instructions and invoice information.

10.	Proprietary Ownership of Development Work, Preexisting Technology and License Grants

10.1 Existing Proprietary Information. Except as otherwise provided herein, neither party hereto shall be deemed by this Agreement to have been granted any license or other rights to patent rights existing as of the date hereof, or know-how relating to compounds, formulations, or processes which are owned or controlled by the other party.

10.2 Abbott Inventions. With respect to any ideas, innovations or inventions (whether or not patentable) developed solely by Abbott during the term of this Agreement and relating to the manufacturing process of Bulk Drug Substance, Abbott shall own all proprietary rights to such ideas, innovations and inventions, and may obtain patent, copyright, and/or other proprietary protection relating to such ideas, innovations and inventions; provided however, that Abbott hereby grants to InterMune a [*] license with the right to grant sublicenses, to the Abbott Know-How, Abbott Confidential Information and Abbott Patent Rights and to any ideas, innovations or inventions developed hereunder [*] for [*] to [*] to manufacturer Bulk Drug Substance [*] hereunder or [*] Such license [*] in [*] to be [*] upon [*]. Such [*] for Section 7.1 only shall be [*] as a [*] of Bulk Drug Substance [*] utilizing such licensed technology solely for the [*]. In the event that Abbott files a patent application on any such ideas, innovations or inventions, then Abbott shall so notify InterMune within thirty (30) days of the filing of such patent application.

Abbott may not use any InterMune Patent Rights, InterMune Know-How or innovations thereto to develop or manufacture bulk drug substance for any other third-party manufacturer other than InterMune during the term of this agreement and its extensions or [*].

10.3 InterMune Grant of License. During the term of this Agreement, InterMune hereby grants to Abbott a [*] license, with the right to grant sublicenses to satisfy Abbott’s manufacturing obligations

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hereunder, to InterMune’s Confidential Information, InterMune Know-How, InterMune Patent Rights, and other proprietary rights reasonably necessary, solely to perform hereunder, in connection with the research and development work described in Articles 3 and 4 hereof. In the event that Abbott [*] a third party in the manufacture of Bulk Drug Substance, Abbott shall [*] Such third party shall be an Abbott Quality Assurance approved third party and shall have executed a confidentiality agreement that [*] with respect to Confidential Information as set forth in Article 11 below. Any third party contract entered into by [*] shall contain a provision that allows InterMune to audit and approve such third party’s facilities. Abbott warrants that upon the Effective Date, there are no third parties established and that prior to utilization of a third party Abbott shall [*].

10.4 Joint Inventions. Each party shall own a [*] in all such inventions, discoveries and know-how made, conceived, reduced to practice and/or otherwise generated jointly by at least one employee, agent, or other person acting for each party in the course of this Agreement. The parties shall collaborate on any actions with respect to the protection of their joint rights in such inventions, discoveries and know-how, at shared expense, and thereafter each party may make, use, sell, keep, license, assign, or mortgage such jointly-owned inventions, discoveries and know-how, and otherwise [*] with respect to such inventions, discoveries and know-how, [*].

11.	Confidential Information

Neither party shall use or disclose any Confidential Information received by it except as is reasonably necessary to perform the acts contemplated by this Agreement. Notwithstanding the foregoing, if either party is required or believes it necessary to disclose any Confidential Information received by it pursuant to this Agreement (whether by audit or otherwise) to any third party or governmental agency in compliance with any federal, state and/or local laws and/or regulations, such as the United States Securities and Exchange Commission (“SEC”) or pursuant to an order of a court of competent jurisdiction, the disclosing party shall notify the party owning such Confidential Information immediately, prior to any such disclosure, in order to [*]. In any event, the disclosing party shall make any disclosures of Confidential Information received by it pursuant to this Agreement only to the extent required, and only to such persons who have a need to know. The obligations of the parties relating to Confidential Information shall expire [*] after termination of this Agreement.

12.	Term and Termination

12.1 Term. This Agreement shall become effective as of the Effective Date, and unless sooner terminated hereunder, shall continue in effect until the completion of the [*] Contract Year following the Launch Date (the initial term); provided, however, that [*] prior written notice of a party’s intent to terminate this Agreement is given to the other party. THEREAFTER, THIS AGREEMENT SHALL STAY IN EFFECT FOR RECURRENT ADDITIONAL TWO (2) YEAR PERIODS UNLESS EIGHTEEN (18) MONTHS PRIOR WRITTEN NOTICE OF A PARTY’S INTENT TO TERMINATE IS GIVEN TO THE OTHER PARTY.

12.2 Termination Rights. [*] may terminate the Project upon [*] prior written notice to the other party if [*] in good faith that the [*] before or after the [*] is [*] or if it [*] If the Project is so terminated, Abbott shall advise InterMune of Abbott’s research and development fees on the Project incurred prior to such termination. The parties shall [*] Such fees shall not exceed [*] had the project not been terminated. Abbott, if requested by InterMune, shall provide to InterMune a summary of fees payable pursuant to this Section 12.2. Upon payment of any adjustment required by this Section 12.2, this Agreement shall terminate.

12.3 InterMune Termination Rights. In the event InterMune elects not to launch Bulk Drug Substance by [*] InterMune shall have the right to terminate this Agreement.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4 General Termination Rights. Upon the occurrence of the following events, either party may terminate this Agreement by giving the other party sixty (60) days prior written notice:

(a) Upon the bankruptcy or insolvency of the other party; or

(b) Upon the material breach of any provision of this Agreement by the other party if the breach is not remedied prior to the expiration of such sixty (60) - day notice period, or if the breach is of a type that cannot be remedied within Sixty (60) days then a remedy promptly commenced and diligently pursued until complete remediation.

12.5 Survival Provisions. Termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto, including, but not limited to, the obligation to pay money, and shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Articles 10,11, 12, 13, 14, 15, 16, 19, 20 and 24 shall survive the termination of this Agreement.

13.	Warranties

13.1 InterMune Warranties. InterMune warrants to Abbott that, to the best of InterMune’s knowledge, InterMune Patent Rights, InterMune Know-How, and Confidential Information provided by InterMune to Abbott for use in the research and development work described in this Agreement and for Abbott to manufacture and supply Bulk Drug Substance under this Agreement do not [*] InterMune warrants that it owns or controls all of the rights, title and interest in and to the InterMune Patent Rights, InterMune Know-How, and Confidential Information provided by InterMune to Abbott hereunder, and that it has the full right and authority to grant to Abbott the license described in Section 10.3. InterMune further warrants that [*] to manufacture and supply Bulk Drug Substance for InterMune, its Affiliates, subsidiaries, licensees and sublicensees. INTERMUNE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY INTERMUNE.

13.2 Abbott Warranties. Abbott warrants to InterMune that, to the best of Abbott’s knowledge, Abbott Patent Rights, Abbott Know-How, and Confidential Information provided by Abbott to InterMune for use in the research and development work described in this Agreement and for InterMune to manufacture and supply Bulk Drug Substance under this Agreement do not [*] Abbott warrants that it owns or controls all of the rights, title and interest in and to the Abbott Patent Rights, Abbott Know-How, and Confidential Information provided by Abbott to InterMune hereunder, and that it has the full right and authority to grant to InterMune the license described in Section 10.2. Abbott further warrants that [*] to manufacture and supply Bulk Drug Substance. Abbott also warrants to InterMune that any Bulk Drug Substance delivered to InterMune pursuant to this Agreement shall conform with the Bulk Drug Substance Specifications and shall be in compliance with applicable laws and regulations. Abbott further warrants that as of the effective date this agreement Abbott has no outstanding contracts, assignments or obligations that are inconsistent with the obligations hereunder. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO BULK DRUG SUBSTANCE. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

14.	Indemnification

14.1 InterMune Indemnification. InterMune shall defend, indemnify and hold Abbott and its Affiliates and their respective employees, directors and agents harmless against any liability, judgment, demand, action, suit, loss, damage, cost and other expense (including reasonable attorneys’ fees) (“Liability”) [*] negligence or willful act or omission in the development, testing, use, manufacture, promotion, marketing, sale, distribution, packaging, labeling, handling, storage, and/or disposal of Bulk Drug Substance and/or formulations containing Bulk Drug Substance; or (ii) any action brought by a third party alleging infringement of any patent or other proprietary rights of such third party [*] InterMune’s and/or any InterMune’s Affiliate’s, licensee’s and/or sublicensee’s material breach of this Agreement, except to the extent Abbott is liable under Section 14.2.

14.2 Abbott Indemnification. Abbott shall defend, indemnify and hold InterMune, its Affiliates, licensees and sublicensees and their respective employees, directors and agents harmless against any Liability [*] Abbott’s negligence or willful act or omission in the research, development, testing, use, storage, handling, packaging, labeling, manufacture, storage or delivery of Bulk Drug Substance or its raw materials; or (ii) any action brought by a third party alleging infringement of any patent or other proprietary rights of such third party [*] Abbott’s or any Abbott Affiliate licensee’s and or sublicensee’s material breach of this Agreement, except to the extent InterMune is liable under Section 14.1.

14.3 Claims and Proceedings. Each party shall notify the other promptly of any threatened or pending claim or proceeding covered by any of the above Sections in this Article 14 and shall include sufficient information to enable the other party to assess the facts. Each party shall cooperate fully with the other party in the defense of all such claims. No settlement or compromise shall be binding on a party hereto without its prior written consent.

14.4 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOST REVENUE.

15.	Assignment

Neither party shall assign this Agreement or any part thereof without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, this Agreement shall be automatically assigned to an acquiring person or entity upon the acquisition, merger, consolidation of a party, or of the assets or substantially all the assets by such person or entity, relating to such party’s performance hereunder. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation, which such party then has hereunder.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

16.	Notices

All notices hereunder shall be in writing and shall be delivered personally, registered or certified mail, postage prepaid, mailed by express mail service or given by facsimile, to the following addresses of the respective parties:

If to Abbott:	Abbott Laboratories President Specialty Products Division Department 390, Building A1 1401 Sheridan Road North Chicago, IL 60064-4000 Fax Number: 847-938-2315

with copy to:	Abbott Laboratories Senior Vice President and General Counsel Department 364, Building AP6D 100 Abbott Park Road Abbott Park, IL 60064-6049 Fax Number: 847-938-6277

If to InterMune:	InterMune, Inc. General Counsel 3280 Bayshore Blvd Brisbane, CA 94005 Fax Number: 415-508-0006

Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail, and on the second business day following the date of delivery to the express mail service if sent by express mail, or the date of transmission if sent by facsimile. A party may change its address listed above by notice to the other party.

17.	Recalls

In the event that (i) any government authority issues a request, directive or order that the Bulk Drug Substance or a formulation containing Bulk Drug Substance be recalled or (ii) a court of competent jurisdiction orders such a recall, or (iii) InterMune determines after consultation with Abbott that the Bulk Drug Substance or formulation containing Bulk Drug Substance should be recalled, the parties shall take all appropriate corrective actions. In the event that such recall results from the failure of Bulk Drug Substance to meet the Bulk Drug Substance Specifications [*] Abbott shall be responsible for all expenses of recall. In all other cases, InterMune shall be responsible for the expense of recall, including the expense or service fee associated with the representative’s time in administering the recall. For purposes of this Agreement, the expenses of recall shall include without limitation the expense of notification and destruction or return of the recalled Bulk Drug Substance or formulation containing Bulk Drug Substance but not the expense or service fee associated with the representative’s time which shall [*]. The remedy set forth above shall constitute the sole remedy under this Article 17.

18.	Entire Agreement

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

19.	Alternative Dispute Resolution and Applicable Law

19.1 Choice of Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New York excluding such state’s choice of law provisions.

19.2 Alternative Dispute Resolution. The parties recognize that bona fide disputes may arise which relate to the parties’ rights and obligations under this Agreement. The parties agree that any such dispute shall be resolved by Alternative Dispute Resolution (“ADR”) in accordance with the procedure set forth in Exhibit E.

20.	Force Majeure

Any delay in the performance of any of the duties or obligations of any party (except the payment of money due hereunder) caused by an event outside the affected party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of the public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.

21.	Severability

If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

22.	Waiver

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

23.	Exhibits

All Exhibits referenced herein are hereby made a part of this Agreement.

24.	Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

25.	No Publicity

Neither party shall disclose the material provisions (as defined in the next sentence) of this Agreement without the prior written approval of the other party. For purposes of this Section, the term “material provisions” shall include price, term, termination options and ownership of intellectual property. Neither party shall use the name of the other party in any publicity release or advertising without the other party’s prior written consent. Neither party shall make any public announcement or public statement concerning the material provisions of this Agreement, except as may be required by law or judicial order, without the written consent of the other party. Any such disclosure required by law or judicial order proposed by a party that names the other party, shall first be provided in draft to the other party. Each party shall use [*] efforts to provide the other party with [*] to review any such proposed draft.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the later day and year written below.

ABBOTT LABORATORIES		INTERMUNE, INC.

By:	/s/ Charles T. Mitchell	By:	/s/ Peter Van Vlasselaer
Print Name: Charles T. Mitchell		Print Name: Peter Van Vlasselaer
Title: GM, Pharma		Title: Sr. Vice President Technical Ops.
Date: 12/28/01		Date: 12/14/01

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

BULK DRUG SUBSTANCE

IM-328-000-000 A Compound Oritavancin

[Graphic: A structural representation of the semi-synthetic glycopeptide antibiotic]

EXHIBIT B

BULK DRUG SUBSTANCE SPECIFICATIONS

Analytical Property	Limit
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT C

INTERMUNE, INC.

ABBOTT LABORATORIES

DEVELOPMENT PROPOSAL

CONFIDENTIAL

No use or disclosure outside Abbott is permitted without prior written authorization from Abbott.

Stage I	— Technology Evaluation, Technology Transfer, and Laboratory Demonstration
Stage II	— Establish CMCs and Execute Pilot Scale Runs
Stage III	— Scale up Manufacturing and CMC Activities

Jon C. Best
Abbott Custom Pharma
Abbott Laboratories
November 30, 2001

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INTERMUNE ORITAVANCIN API PROPOSAL

STAGE 1 Technology Transfer and Laboratory Demonstration

1.	[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

INTERMUNE ORITAVANCIN API PROPOSAL

STAGE 2 Establish CMCs and Execute Pilot Scale Runs and Stability protocol

1.	[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

INTERMUNE ORITAVANCIN API PROPOSAL

STAGE 3 Scale-up Manufacturing and CMC (Validation, PJ, etc.) and execute stability protocol

1.	[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

INTERMUNE ORITAVANCIN API PROPOSAL

Assumptions:

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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INTERMUNE ORITAVANCIN API PROPOSAL

Dates*	Delivered	Material
[*]	[*]	[*]

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

INTERMUNE ORITAVANCIN API PROPOSAL

Cost Summary:

STAGE 1 Technology Transfer and Laboratory Demonstration

[*]

STAGE 2 Establish CMCs and Execute Pilot Scale Runs

[*]

STAGE 3 Scale-up Manufacturing and CMC (Validation, PJ, etc.)

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

InterMune Oritavancin 2002 Annual Payment Schedule

[*]

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

Entire Stage 1 & 2 Analytical Support for Chem & Ferm

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

Chemical Development Stages 1 & 2

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

API Clinical Deliveries

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

Fermentation Development Stage 1 & 2

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

Abbott Fermentation Nucleus 1/6 Scale Deliveries

	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[	*]	[	*]	[	*]	[	*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

InterMune Oritavancin 2003 Annual Payment Schedule

[*]

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

Stage 3 Analytical Support for Chem & Ferm

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

Chemical Development Stage 3

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

API Full Scale Validation Delivery

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

Fermentation Development Stage 3

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

Abbott Fermentation Nucleus Full Scale Validation Deliveries

	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]	[	*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit D

Numerical Price Example

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT E

Alternative Dispute Resolution

The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within [*] after such notice is received (all references to “days” in this ADR provision are to calendar days).

If the matter has not been resolved within [*] of the notice of dispute, or if the parties fail to meet within such [*], either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.	To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within [*] after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.	Within [*] following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than [*] candidates within [*] after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within [*] following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

3.	No earlier than [*] or later than [*] after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4.	At least [*] prior to the hearing, each party shall submit the following to the other party and the neutral:

(a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed [*].

(d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed [*]. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a)-4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.	The hearing shall be conducted on [*] consecutive days and shall be governed by the following rules:

(a) Each party shall be entitled to [*] hours of hearing time to present its case. The neutral shall determine whether each party has had the [*] hours to which it is entitled.

(b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.	Within [*] following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed [*] This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.	The neutral shall rule on each disputed issue within [*] following completion of the hearing. [*].

8.	The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.	The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.	Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.	All disputes referred to ADR, the statute of limitations, and the remedies for any wrong that may be found, shall be governed by the laws of the State of Illinois.

12.	The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.

13.	The hearings shall be conducted in the English language.

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